EXHIBIT 4.5

                        NON-QUALIFIED STOCK OPTION AGREEMENT

        THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this "AGREEMENT"), dated as of November 30, 1999, is entered into between Interleukin Genetics, Inc., a Texas corporation (the "COMPANY") and Philip Reilly ("OPTIONEE").

                                      RECITALS

  A. The Company desires to have Optionee become Chairman of the Board of Directors of the Company, encourage the stock ownership of Optionee and increase Optionee's proprietary interest in the Company.

  B. The Company desires to grant to Optionee the option to purchase up to 351,394 shares of the Common Stock (as defined below) of the Company.

                                   AGREEMENTS

      In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. GRANT OF OPTION. Subject to the terms and conditions set forth in this Agreement, the Company hereby grants to Optionee the option to purchase, during the period commencing on the date of this Agreement and ending December 31, 2010, at an exercise price equal to $2.875 per share (the "OPTION PRICE"), up to, but not exceeding the aggregate of 351,394 shares of Common Stock, no par value (the "COMMON STOCK"), of the Company (such option being hereinafter referred to as the "OPTION").

2. NON-QUALIFIED STATUS. The Option is intended to be a non-qualified stock option which does not satisfy the requirements of Section 422A of the Internal Revenue Code of 1986, as amended (the "CODE"). The Option is granted outside of and therefore shall not be subject to the terms and provisions of the Company's 1996 Equity Incentive Plan, as amended.

3. VESTING OF OPTION. The Option evidenced hereby may be exercised from time to time as to the following numbers of shares, on a cumulative basis (as to options to purchase shares not previously exercised), on each of the following dates if Optionee serves on the Board of Directors of the Company on such date:

      (a)         9,760 shares on December 31, 1999
      (b)         9,760 shares on January 31, 2000
      (c)         9,760 shares on February 29, 2000
      (d)         9,760 shares on March 31, 2000
      (e)         9,760 shares on April 30, 2000
      (f)         9,760 shares on May 31, 2000
      (g)         9,760 shares on June 30, 2000
      (h)         9,760 shares on July 31, 2000
      (i)         9,760 shares on August 31, 2000
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      (j)         9,760 shares on September 30, 2000
      (k)         9,760 shares on October 31, 2000
      (l)         9,760 shares on November 30, 2000
      (m)         9,760 shares on December 31, 2000
      (n)         9,760 shares on January 31, 2001
      (o)         9,760 shares on February 28, 2001
      (p)         9,760 shares on March 31, 2001
      (q)         9,760 shares on April 30, 2001
      (r)         9,760 shares on May 31, 2001
      (s)         9,760 shares on June 30, 2001
      (t)         9,760 shares on July 31, 2001
      (u)         9,760 shares on August 31, 2001
      (v)         9,760 shares on September 30, 2001
      (w)         9,760 shares on October 31, 2001
      (x)         9,760 shares on November 30, 2001
      (y)         9,760 shares on December 31, 2001
      (z)         9,760 shares on January 31, 2002
      (aa)        9,760 shares on February 28, 2002
      (bb)        9,760 shares on March 31, 2002
      (cc)        9,760 shares on April 30, 2002
      (dd)        9,760 shares on May 31, 2002
      (ee)        9,760 shares on June 30, 2002
      (ff)        9,760 shares on July 31, 2002
      (gg)        9,760 shares on August 31, 2002
      (hh)        9,760 shares on September 30, 2002
      (ii)        9,760 shares on October 31, 2002
      (jj)        9,794 shares on November 30, 2002

4. ACCELERATION OF VESTING. Notwithstanding the foregoing, in the event Optionee is (i) not nominated by the Board of Directors or committee thereof for election to the Board of Directors at a meeting of the shareholders of the Company called for that purpose and, as a result thereof, is not elected and shall no longer serve on the Board of Directors of the Company, or (ii) removed from the Board of Directors without cause, then the Option shall become exercisable in full.

5. EXERCISE OF OPTION. The Option shall be deemed exercised when Optionee (a) shall indicate the decision to do so in writing delivered to the Company and (b) shall at the same time tender to the Company payment in full of the Option Price for the shares for which the Option is exercised. The Option may be exercised for any lesser number of shares than the full amount for which it could be exercised. Such a partial exercise of the Option shall not affect the right to exercise the Option from time to time in accordance with the provisions contained herein for the remaining shares subject to the Option. Upon compliance with the foregoing, the Company shall cause certificates for the shares so purchased to be delivered to Optionee, his legal

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representative or such other person who is entitled to exercise the Option (in accordance with the provisions of paragraph 6) at its principal business office.

      In no event may the Option be exercised after December 31, 2010.

6. NON-TRANSFERABILITY OF OPTIONS. The Option granted to Optionee shall not be transferable by Optionee except by will or under the laws of descent and distribution, and shall be exercisable, during his lifetime, only by him. Any assignment or transfer of the Option except by will or under the laws of descent and distribution, whether voluntarily or involuntarily, by operation of law or otherwise, shall not vest in the assignee or transferee any interest or rights whatsoever, but immediately upon such assignment or transfer the Option shall terminate and become of no further effect.

7. EARLY FORFEITURE OF OPTION. The Option shall terminate on the date 30 days after the date Optionee ceases to be a member of the Board of Directors of the Company (and shall not be exercisable thereafter), unless Optionee shall (a) die while a member of the Board of Directors of the Company, (b) be permanently or totally disabled within the meaning of Section 22(e)(3) of the Code while a member of the Board of Directors of the Company, (c) resign or retire as Chairman of the Board of Directors with the written consent of the Company, or
(d) cease to be a member of the Board of Directors of the Company as a result of the circumstances set forth in Section 4 hereof. In the event either (a), (b),
(c) or (d) shall occur, Optionee, or his legatees under his will or his personal representatives, as the case may be, may exercise the previously unexercised portion of the Option for a period of 365 days after such death, disability, resignation or retirement, to the extent Optionee could have exercised it immediately prior to such death, disability, resignation or retirement, as the case may be.

8. In the event the Option granted under this Agreement shall be exercised by the legal representative of the deceased Optionee, or by a person who acquired the Option granted hereunder by bequest or inheritance or by reason of the death of the deceased Optionee, written notice of such exercise shall be accompanied by certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such option.

9. ADJUSTMENT OF SHARES. Notwithstanding any other provision contained herein, in the event of any change in the outstanding Common Stock by reason of a stock dividend, stock split, reorganization, recapitalization, merger, split-up or other change in capital structure, an adjustment may be made by the Company, in its sole and absolute discretion, to prevent dilution or enlargement of Optionee's rights hereunder, and the determination of the Company as to these matters shall be conclusive.

10. ISSUANCE OF STOCK CERTIFICATES; LEGENDS AND PAYMENT OF EXPENSES. Upon any exercise of Option which may be granted hereunder and the payment of the exercise price, a certificate or certificates representing the shares as to which the Option has been exercised shall be issued by the Company in the name of Optionee and shall be delivered to or upon the order of Optionee.

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11.   The Company may, in its discretion, endorse an appropriate legend upon the certificate or certificates representing any shares issued or transferred pursuant to the exercise of any Option granted hereunder and may issue "stop transfer" instructions to its transfer agent in respect of such shares to (a) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") or
(b) implement the provisions of any agreement between the Company and Optionee with respect to such shares.

12. The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of shares, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or transfer, except fees and expenses which may be necessitated by the filing or amending of a Registration Statement under the Securities Act, which fees and expenses shall be borne by Optionee unless such Registration Statement has been filed by the Company for its own corporate purposes (and the Company so states) in which event the recipient of the shares shall bear only such fees and expenses as are attributable solely to the inclusion of such shares in the Registration Statement. All the shares issued as provided herein shall be fully paid and nonassessable to the extent permitted by law.

13. NO RIGHTS AS SHAREHOLDER. Optionee shall not have rights as a shareholder with respect to shares covered by the Option until the date of issuance of a stock certificate for such shares; and, except as otherwise provided in paragraph 8 hereof, no adjustment for dividends or otherwise shall be made if the record date therefor is prior to the date of issuance of such certificate.

14. REQUIREMENTS OF LAW. The Company shall not be required to sell or issue any shares under the Option if the issuance of such shares shall constitute or result in a violation by Optionee or the Company of any provision of any law, statute or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of the Option, the Company shall not be required to issue such shares unless the Company has received evidence satisfactory to it to the effect that Optionee will not transfer such shares except in accordance with applicable law, including the receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The Company may, but shall in no event be obligated to, register any shares covered hereby pursuant to applicable securities laws of any country or political subdivision thereof. In the event the shares issuable on exercise of the Option are not so registered, the Company may imprint on the certificate evidencing such shares any legend counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of the Option or the issuance of shares pursuant to the Option to comply with any law or regulation of any governmental authority.

15. NOTICES. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other

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party as provided herein, provided that, unless and until some other address be so designated, all notices or communications by Optionee to the Company shall be mailed or delivered to the Company at:

                        Interleukin Genetics, Inc.
                        100 N.E. Loop 410, Suite 820
                        San Antonio, Texas  78216

and all notices or communications by the Company to Optionee be given to Optionee personally or may be mailed to him at:

                        Dr. Philip Reilly
                        145 Monument St.
                        Concord, Massachusetts 01742

      EXECUTED to be effective as of the date first written above.


      COMPANY:                INTERLEUKIN GENETICS, INC.

                        By:____________________________________________
                              U. Spencer Allen, Chief Financial Officer


      OPTIONEE:            ____________________________________________
                              PHILIP REILLY

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